Exhibit 10.18

Summary of Executive Officer Compensation

The following named executive officers of ABIOMED, Inc. are at will employees of ABIOMED and have not entered into a formal employment agreement with ABIOMED.  The current understanding between each employee and ABIOMED with respect to the employee’s compensation is as follows:

Name	Base salary	Bonus earned for the first half of fiscal 2006	Bonus target for the remainder of fiscal 2006
Dr. Karim Benali	$171,200	$37,500	$37,500
Javier Jimenez	$175,100	$18,750	$46,250
Dr. Robert T.V. Kung	$226,600	$25,000	$79,000
Christopher D. Macdonald	$195,700	$25,000	$75,000

These officers are also eligible to receive grants of stock options and other awards at the discretion of ABIOMED’s Compensation Committee.